Exhibit 23(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors/Trustees
Selected American Shares, Inc., Selected Special Shares, Inc., and Selected Capital Preservation Trust:
We consent to the use of our report dated February 17, 2010, incorporated by reference in this Registration Statement of Selected American Shares, Inc., Selected Special Shares, Inc., and Selected Capital Preservation Trust and to the references to our firm under the headings “Financial Highlights” appearing in each of the Prospectuses and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information.
KPMG LLP
Denver, Colorado
April 29, 2010